Exhibit 10.1

2017 Executive Cash Bonus Award Program

General

At Adamas Pharmaceuticals, our compensation practices are designed to:

•	Attract and retain top talent

•	Link compensation to organizational, project/team/department and individual performance

•	Align employees with stockholders

•	Ensure internal fairness and support our core values and culture

This 2017 Cash Bonus Award Program, or “Bonus Program,” is a discretionary element of our compensation system that links compensation to the achievement of corporate goals, individual and project/team accomplishments, competencies, and how we live our values. Together these elements are key to our company’s success and strong culture.

Each year, our Board of Directors will establish the corporate goals.  Each participant will have manager1-approved project goals, individual goals, and/or non-project/individual goals.  At the conclusion of each year, the Board of Directors in its sole discretion will determine whether and to what extent our corporate goals have been achieved, whether there will be cash bonus awards paid out, and the bonus pool amount that will be available to pay bonuses to participants in this Bonus Program.

Performance for individuals will be assessed in the performance management process and will be a combination of goal achievement and overall performance. Any awards are subject to standard deductions and withholdings.

Effective Date

This Bonus Program covers the period of January 1, 2017, to December 31, 2017.  It contains the entire understanding between the employee and the Company on this subject, and supersedes all prior bonus compensation programs of the Company and all other previous oral or written statements to the employee regarding a potential cash bonus award. The Company reserves the right to modify any of the provisions of this Bonus Program at any time. This Bonus Program may be modified only in writing signed by a Company officer.

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1 In the case of executive officers, references to “manager” in this Bonus Program shall mean the Compensation Committee or the Board upon recommendation of the Compensation Committee.

Exhibit 10.1

Eligibility

All regular employees whose employment commenced prior to October 1 of 2017, and work at least 20 hours per week are eligible for participation in the Bonus Program pursuant to its terms.  Awards will be pro-rated for employees with a start date after January 1, 2017.  Temporary and part-time employees who work less than 20 hours per week and consultants are not eligible to participate.

Bonus Process

Each year, our Board of Directors (the “Board”) will approve the corporate goals for the entire Company.  Each year, each participant also will receive written objectives, including project goals, individual goals, and/or non-project/individual goals, from their manager.  It is the responsibility of both the participant and his or her supervisor to ensure such written objectives are set.

After the conclusion of each calendar year, the Board will determine whether and to what extent our corporate goals have been achieved, whether there will be cash bonus awards paid out, and the pool that is available for potential distribution to employees under this Bonus Program.

After the conclusion of each calendar year, performance for individuals will be assessed in the performance management process and will be a combination of goal achievement and overall performance.  Managers then will determine the amount of bonus awards, if any, for each of their direct reports who are participants in this Bonus Program and these payouts will be approved by the Board (or as delegated to the Compensation Committee).

No cash bonus award is considered earned under this Bonus Program until the time that such award is approved by the Board (or as delegated to the Compensation Committee).  Further it is a precondition to earning any bonus under this Bonus Program that the participant has fully complied with all anti-trust laws, the Company’s ethical standards, and any other applicable Company policies; accordingly, if a participant is found to have violated any of these items, any cash bonus award previously paid hereunder is subject to recoupment by the Company.

Threshold and Maximum Payouts

The Company must achieve 70% of corporate goals, as determined by the Board in their sole discretion, in order for any bonus pool to be created and approved by the Board.  The maximum payout will vary year-to-year but will be determined by the Board based on the Company’s goals and escalators in the case of accomplishment of stretch goals.

Target bonus percentages are based on job position in the context of the employment marketplace. (See table below).  The target award serves as a standardized reference point for the maximum percentage of base pay an employee potentially could receive as a bonus payment if: (1) the Board decides to create a bonus pool for the Company’s employees for that year; (2) the Board determines that 100% of corporate goals are met by the Company; and, (3) individual performance for the employee as determined by their manager is 100%. It is understood that

Exhibit 10.1

Company management will take the pool of money available for all cash bonus payouts for that year and apply performance-based discretion in allocating the cash bonus awards among participants, and that no participants are guaranteed to receive their target bonus even if the Company meets all of its goals and the participant’s performance is rated at 100% in the review process.

Salary Band	Target Award % of Base Pay
CEO	55%
CMO/CBO-GC/CCO	40%
CFO	35%
SVP	30%

Performance Modifier Guidelines

The target bonus is intended to be first modified by corporate performance based on corporate goal achievement as determined by the Board, then by individual performance using the ranges below.  The performance rating will be assessed as a combination of goal achievement and overall performance.  The Company shall decide each participant’s performance rating in its sole discretion.

Performance Rating	Individual Performance Modifier Guidelines
Exceeds Expectations	110% - 150%
Meets Expectations	70% -110%
Almost Meets Expectations	0 - 50%
Does Not Meet Expectations	0

Timing of Awards

As described above, awards are determined each year based on corporate performance as determined by the Board and individual performance as assessed by managers in our performance management process.  Awards, if any, will typically be determined and paid by the end of March of the year following the end of the calendar year, subject to the discretion of the Board as noted above.  Any awards are subject to standard deductions and withholdings.

No bonus amounts are guaranteed and all bonuses must be earned in accordance with the terms of this Bonus Program. Whether and how much of a cash bonus award has been earned, is in the sole discretion of the Company.

Bonus Awards upon Termination of Employment

In the event that a Bonus Program participant’s employment has been terminated (either by the Company or by the employee) for any reason prior to the date any bonus is earned (or as stated above until such time that the award is approved by the Board), the participant will not be entitled to any cash bonus award.

Exhibit 10.1

Bonus Award Disputes

The Company’s Chief Financial Officer, Chief Business Officer/General Counsel and SVP of Human Resources will review and decide on any disputes arising under this Bonus Program. Any employee with an issue related to this Bonus Program shall provide a written request for review to the SVP, Human Resources within 15 days of the cash bonus award payout that is in dispute. All decisions made by the CFO, Chief Business Officer/General Counsel and SVP, HR are final and binding.

Legal and Ethical Standards

No employee shall attempt to earn a cash bonus award by engaging in any conduct which violates laws or regulations, the Company’s policies or procedures including healthcare compliance policies & procedures, or the Company’s ethical standards.

An employee shall not pay, offer to pay, assign or give any part of his or her cash bonus award, compensation or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person, as an inducement or reward for direct or indirect assistance in earning a cash bonus.

Any infraction of this policy or of recognized ethical standards, will subject the employee to disciplinary action up to and including termination of employment and revocation of any cash bonus award under this Bonus Program to which the employee otherwise would be entitled.

Nothing in this Bonus Program is intended to alter the at-will nature of the employee’s employment, that is, the employee’s right or the Company’s right to terminate the employee’s employment at will, at any time with or without cause, and with or without advance notice.

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